SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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MAGELLAN MIDSTREAM PARTNERS, L.P.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Williams Center

Tulsa, Oklahoma 74172

February 24, 2010

To Our Limited Partners:

You are cordially invited to attend the 2010 annual meeting of limited partners of Magellan Midstream Partners, L.P. to be held on Wednesday, April 21, 2010 in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, commencing at 10:00 a.m. Central Time. A notice of the annual meeting, proxy statement and proxy card are enclosed. We also have enclosed our 2009 Annual Report and Form 10-K for the fiscal year ended December 31, 2009.

The board of directors of our general partner has called this annual meeting for you to consider and act upon the election of one Class I director and two Class II directors to our general partner’s board of directors to serve until the 2012 and 2013 annual meeting of limited partners, respectively. The board of directors of our general partner unanimously recommends that you approve this proposal. I urge you to read the accompanying proxy statement for further details about the proposal.

Your vote is important. Your broker cannot vote your units on your behalf until it receives your voting instructions. Whether or not you plan to attend the annual meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. You also may vote by following the internet or telephone voting instructions on the proxy card. If for any reason you desire to revoke your proxy, you may do so at any time before the vote is held at the annual meeting by following the procedures described in the accompanying proxy statement.

Sincerely,

Don R. Wellendorf

Chairman of the Board, President and

Chief Executive Officer of Magellan GP, LLC,

general partner of Magellan Midstream Partners, L.P.

MAGELLAN MIDSTREAM PARTNERS, L.P.

One Williams Center

Tulsa, Oklahoma 74172

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON APRIL 21, 2010

To the Unitholders of Magellan Midstream Partners, L.P.:

The annual meeting of limited partners of Magellan Midstream Partners, L.P. will be held in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, on April 21, 2010 at 10:00 a.m. Central Time to consider the following matters:

1. The election of one Class I director and two Class II directors to our general partner’s board of directors to serve until the 2012 and 2013 annual meeting of limited partners, respectively; and

2. The transaction of any other business as may properly come before the annual meeting or any adjournments thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from unitholders with respect to the foregoing proposal.

Only unitholders of record at the close of business on February 22, 2010 are entitled to attend or vote at the annual meeting or any adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials

for the Unitholder Meeting to Be Held on April 21, 2010

In addition to delivering paper copies of these proxy materials to you by mail, this notice, together with the accompanying proxy statement and related form of proxy and our 2009 annual report to unitholders are available at www.magellanlp.com.

Your vote is important! Your broker cannot vote your units on your behalf until it receives your voting instructions. For your convenience, internet and telephone voting are available. The instructions for voting by internet or telephone are set forth on your proxy card. If you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

By Order of the Board of Directors of Magellan

GP, LLC, as general partner of Magellan Midstream

Partners, L.P.

Suzanne H. Costin

Secretary

Tulsa, Oklahoma

February 24, 2010

MAGELLAN MIDSTREAM PARTNERS, L.P.

Proxy Statement

For

Annual Meeting of Limited Partners

To Be Held on April 21, 2010

These proxy materials, which we will begin mailing to our unitholders on or about March 3, 2010, are being furnished to you in connection with the solicitation of proxies by and on behalf of the board of directors of Magellan GP, LLC, a Delaware limited liability company, acting in its capacity as the general partner of Magellan Midstream Partners, L.P., a Delaware limited partnership, for use at Magellan Midstream Partners, L.P.’s 2010 annual meeting of limited partners or at any adjournments thereof. The meeting will be held in the Williams Resource Center on April 21, 2010 at 10:00 a.m. Central Time at One Williams Center, Tulsa, Oklahoma 74172. Holders of record of common units at the close of business on February 22, 2010 were entitled to notice of, and are entitled to vote at, the annual meeting and any adjournments thereof, unless such adjournment is for more than 45 days, in which event our general partner’s board of directors is required to set a new record date. Unless otherwise indicated, the terms “Partnership,” “Magellan,” “our,” “we,” “us” and similar terms refer to Magellan Midstream Partners, L.P., together with our subsidiaries.

Proposal

At our 2010 annual meeting of limited partners, we are asking our unitholders to consider and act upon the election of one Class I director and two Class II directors to serve on our general partner’s board of directors until our 2012 and 2013 annual meeting, respectively (the “Director Election Proposal”).

Outstanding Common Units Held on Record Date

As of the record date, there were 106,731,349 outstanding common units that were entitled to notice of and are entitled to vote at the annual meeting.

Quorum Required

The presence, in person or by proxy, of the holders as of the record date of a majority of our outstanding common units is necessary to constitute a quorum for purposes of voting on the proposal at the annual meeting. Withheld votes will count as present for purposes of establishing a quorum on the proposal.

Vote Required

Directors serving on our general partner’s board of directors are elected by a plurality of the votes cast by the holders of our outstanding common units. A plurality occurs when more votes are cast for a candidate than those cast for an opposing candidate. Each common unit entitles the holder thereof as of the record date to one vote. Unitholders are not entitled to cumulative voting. Cumulative voting is a system for electing directors whereby a security holder is entitled to multiply his number of securities by the number of directors to be elected and cast the total number of votes for a single candidate or a select few candidates.

A unitholder eligible to vote on the Director Election Proposal may: (1) vote for the election of all nominees named herein, (2) withhold authority to vote for all nominees named herein or (3) vote for the election of one or two of the nominees and withhold authority to vote for the other nominee(s). Under the applicable rules of the New York Stock Exchange (“NYSE”), brokers are not permitted to vote a client’s proxy in their own discretion as to the election of directors to the board of directors of our general partner if the broker has not received instructions from the unitholder on this proposal. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director. Broker non-votes will not be counted toward a quorum and will not be taken into account in determining the outcome of the election.

How to Vote

You may vote in person at the annual meeting, by telephone, by internet or by proxy. Even if you plan to attend the annual meeting, we encourage you to complete, sign and return your proxy card or vote by following the telephone or internet voting instructions on the proxy card in advance of the annual meeting.

In Person

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a broker, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units.

Telephone

Please dial the toll-free telephone number set forth on the proxy card and follow the audio instructions. You will need the control number contained on your proxy card.

Internet

Go to the website set forth on the proxy card and follow the on-screen instructions. You will need the control number contained on your proxy card.

Proxy

Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your units may be represented at the annual meeting.

Revoking Your Proxy or Changing Your Telephone or Internet Vote

You may revoke your proxy before it is voted at the annual meeting as follows:

•	by delivering, before or at the annual meeting, a new proxy with a later date;

•	by delivering, on or before the business day prior to the annual meeting, a notice of revocation to the Secretary of our general partner at the address set forth in the notice of the annual meeting;

•	by attending the annual meeting in person and voting, although your attendance at the annual meeting, without actually voting, will not by itself revoke a previously granted proxy; or

•	if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.

You may change your telephone vote as often as you wish by following the procedures for telephone voting. The last known vote in the telephone voting system as of the beginning of the annual meeting at 10:00 a.m. Central Time on April 21, 2010 will be counted.

You may change your internet vote as often as you wish by following the procedures for internet voting. The last known vote in the internet voting system as of the beginning of the annual meeting at 10:00 a.m. Central Time on April 21, 2010 will be counted.

Solicitation and Mailing of Proxies

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by representatives of our general partner in person or by telephone, electronic mail or facsimile transmission. These representatives will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, we expect the expenses of such solicitation by representatives of our general partner to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Morrow & Co., LLC to aid in the solicitation of proxies. The fees of Morrow & Co., LLC are $6,000, plus reimbursement of its reasonable costs.

Only one annual report and proxy statement will be delivered to multiple unitholders sharing an address, if possible, unless we have received contrary instructions from one or more of the unitholders. Unitholders at a shared address to which a single copy of the proxy materials was delivered who would like to receive a separate or additional copy of the proxy materials (including with respect to those materials or other communications that may be delivered to unitholders in connection with future annual or special meetings of unitholders) should contact Morrow & Co., LLC at the contact information set forth below, and, upon receipt of such request, a separate copy of the proxy materials will be promptly provided. Unitholders who currently receive multiple copies of the proxy materials at their shared address and would like to request only one copy of any future materials or others communications should notify Morrow & Co., LLC of the same at the contact information set forth below. If you have questions about the annual meeting or need additional copies of this proxy statement or additional proxy cards, please contact our proxy solicitation agent as follows:

Morrow & Co., LLC

470 West Avenue

Stamford, Connecticut 06902

Email: MMP.info@morrowco.com

Phone (unitholders): (800) 607-0088

Phone (banks and brokerage firms): (203) 658-9400

Other Matters for 2010 Annual Meeting

We know of no matters to be acted upon at the annual meeting other than the proposal included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the annual meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our Partnership. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials

for the Unitholder Meeting to Be Held on April 21, 2010

This proxy statement, together with a form of proxy and our 2009 annual report to unitholders are available at www.magellanlp.com.

DIRECTOR ELECTION PROPOSAL

We are a limited partnership. We do not have our own board of directors. We are managed and operated by the officers of, and are subject to the oversight of the board of directors of, our general partner.

On September 30, 2009, we completed a simplification of our capital structure (the “simplification”). Our general partner continues to manage us following the simplification and our management team remains unchanged. Three of the four independent members of Magellan Midstream Holdings, L.P.’s (“MGG’s”) general partner’s board of directors joined the board of directors of our general partner effective September 28, 2009. The other independent member of MGG’s general partner’s board of directors, Patrick C. Eilers, was already serving as an independent member of our general partner’s board of directors. For more detailed information regarding the simplification, please see Note 2 — Simplification of our consolidated financial statements in our Annual Report on Form 10-K for the year ending December 31, 2009.

The total number of directors on our general partner’s board of directors is currently set at eight and there is one vacancy. This vacancy was created when George A. O’Brien, Jr., an independent director, resigned from our general partner’s board of directors on November 19, 2009 in order to pursue other interests. The terms of the directors of our general partner’s board are “staggered” and the directors are divided into three classes. At each annual meeting, only one class of directors is elected and, upon election, directors in that class serve for a term of three years, subject to a director’s earlier resignation, death or removal. If a director is elected to the board to fill a vacancy, that director must be elected by our unitholders at the next annual meeting, regardless of which class the director is placed.

The Chairman of our general partner’s board of directors is also our President and Chief Executive Officer (“CEO”). Our general partner’s board of directors believes this board leadership structure is appropriate because our CEO works closely with our management team on a daily basis and is in the most knowledgeable position to determine the timing for board meetings and propose agendas for those meetings. However, any director can, and many from time to time do, establish agenda items for a board meeting. As required by the rules of the NYSE, our general partner’s board of directors has appointed a director to preside at meetings of our independent directors. In addition, this director delivers the annual performance appraisal to our CEO and receives calls intended for our general partner’s board of directors through our Action Line. For more information about contacting our general partner’s board of directors, please see the section below entitled “Communications to our Board of Directors.”

At the 2010 annual meeting, our unitholders will consider and act upon a proposal to elect one Class I and two Class II directors to our general partner’s board of directors to serve until the 2012 and 2013 annual meeting of limited partners, respectively. Each of the nominees has consented to serve as a director if so elected. The persons named as proxies in the accompanying proxy card, who have been designated by the board of directors of our general partner, intend to vote for the election of the director nominees unless otherwise instructed by a unitholder in a proxy card. If any nominee becomes unable for any reason to stand for election as a director of our general partner, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as the board of directors of our general partner may recommend and propose to replace such nominee.

Information concerning the Class I and Class II director nominees, along with information concerning the current Class I and Class III directors whose terms of office will continue after the annual meeting, is set forth below.

CLASS I DIRECTOR NOMINEE —	If Elected, Term Expires at the 2012 Annual Meeting of Limited Partners

Barry R. Pearl, 60, has served as an independent director of our general partner since May 26, 2009. He is Executive Vice President of Kealine LLC (and its WesPac Energy LLC affiliate), a private developer and operator of petroleum infrastructure facilities, and has served in such capacity since 2007. From 2006 to 2007, he was an energy consultant. From 2002 to 2005, Mr. Pearl served as President and CEO of TEPPCO Partners, L.P., a refined products, crude oil and natural gas pipeline company, and as Chief Operating Officer and President from 2001 to 2002. In addition, he served as a director of the general partner of TEPPCO Partners, L.P. from 2002 through 2005. From 1998 to 2001, he served as Vice President and Chief Financial Officer (“CFO”) of Maverick Tube Corporation. He served in various executive positions for Santa Fe Pacific Pipeline Partners, L.P., a refined products pipeline company, from 1984 to 1998, including Vice President of Operations, Senior Vice President of Business Development and Planning and CFO. He serves as a director of Kayne Anderson

Energy Development Company, Seaspan Corporation and the general partner of Targa Resources Partners LP. Mr. Pearl is qualified to serve on our general partner’s board of directors because of his extensive operational and financial experience within the energy and publicly traded partnership sector. Mr. Pearl’s nomination was recommended by our general partner’s board of directors.

CLASS II DIRECTOR NOMINEE —	If Elected, Term Expires at the 2013 Annual Meeting of Limited Partners

Walter R. Arnheim, 65, has served as an independent director of our general partner since September 28, 2009. From February 15, 2006 until September 28, 2009, he served as an independent director of the general partner of Magellan Midstream Holdings, L.P. (“MGG”), the former owner of our general partner prior to the simplification. From January 2000 until July 2002, he was Executive Director of the Washington National Opera and was previously employed by Mobil Corporation for 34 years in a number of positions of increasing responsibility including Vice President of Planning and Treasurer. He currently serves as President of Mozaik Investment, a private equity firm, and on the Board of Opera Lafayette. In 2004 and 2005, Mr. Arnheim served on the board of directors of Spinnaker Exploration until its acquisition by Norsk Hydro. Mr. Arnheim is qualified to serve on our general partner’s board of directors because of his extensive energy-related experience in finance and strategic planning. Mr. Arnheim’s nomination was recommended by our general partner’s board of directors.

Patrick C. Eilers, 43, has served as a director of our general partner since June 17, 2003 and has been an independent director since April 22, 2009. He served as a director of the general partner of MGG from June 17, 2003 until September 28, 2009. Mr. Eilers is a Managing Director of Madison Dearborn Partners, LLC, a private equity firm, overseeing the firm’s energy, power and chemicals practice. Prior to joining Madison Dearborn Partners in 1999, he served as a Director with Jordan Industries, Inc., a private holding company, and as an Associate with IAI Venture Capital, Inc., a venture capital firm. He also played professional football with the Chicago Bears, the Washington Redskins and the Minnesota Vikings from 1990 to 1995. Mr. Eilers is qualified to serve on our general partner’s board of directors because of his financial and private equity experience with a variety of industries. Mr. Eilers’ nomination was recommended by our general partner’s board of directors.

CLASS I DIRECTOR — Term Expires at the 2012 Annual Meeting of Limited Partners

Robert G. Croyle, 67, has served as an independent director of our general partner since September 28, 2009. From December 19, 2006 until September 28, 2009, he served as an independent director of the general partner of MGG. He served as Vice Chairman of the Board and Chief Administrative Officer of Rowan Companies, Inc., a major international offshore and land drilling contractor, from August 2002 until December 2006 and as Executive Vice President from 1993 to 2002. Prior to 1993, Mr. Croyle served as Vice President and General Counsel of Rowan Companies, Inc. He currently serves as a director of Rowan Companies, Inc. and Boots & Coots International Well Control, Inc. Mr. Croyle is qualified to serve on our general partner’s board of directors because of his knowledge of the energy industry and extensive management and legal experience.

CLASS III DIRECTORS — Term Expires at the 2011 Annual Meeting of Limited Partners

James C. Kempner, 70, has served as an independent director of our general partner since September 28, 2009. From March 16, 2006 until September 28, 2009, he served as an independent director of the general partner of MGG. From 2001 until 2006, Mr. Kempner was a private investor. He served as the President and CEO of Imperial Sugar Company, a major refiner of sweeteners and marketer of food service products, from October 1993 to October 2001 and as Executive Vice President and CFO from April 1988 to September 1993. In January 2001, Imperial Sugar Company filed for voluntary reorganization under Chapter 11 of the United States Bankruptcy Code. Prior to joining Imperial, he served for more than 10 years in several executive positions with Pogo Producing Company, an international oil and gas exploration company, including Treasurer and CFO. His career also includes nine years of investment banking experience with Lehman Brothers in the oil services industry. Mr. Kempner is qualified to serve on our general partner’s board of directors because of his extensive experience in finance and management.

James R. Montague, 62, has served as an independent director of our general partner since November 21, 2003. He has been retired since 2003. From 2001 to 2002, Mr. Montague served as President of EnCana Gulf of Mexico, Inc., an oil and gas exploration and production business. From 1996 to 2001, he served as President of two subsidiaries of International Paper Company (“International Paper”), IP Petroleum Company, an oil and gas exploration and production company, and GCO Minerals Company, a company that manages International Paper’s mineral holdings. From 2005 to early 2006, Mr. Montague served as a director of Meridian Resource Corp. He currently serves as a director of Atwood Oceanics, Inc. and the general partner of Penn Virginia Resource Partners, L.P. Mr. Montague is qualified to serve on our general partner’s board of directors because of his extensive experience in various sectors of the petroleum industry.

Don R. Wellendorf, 57, is currently the Chairman of the Board of Directors of our general partner and has served as a director, President and CEO of our general partner since November 2002. He also served as Chairman, President and CEO of the general partner of MGG from February 2006 through September 2009. Prior to November 2002, Mr. Wellendorf served as Senior Vice President, Treasurer and CFO of our former general partner. From 1998 to 2002, he served as a Vice President of a subsidiary of The Williams Companies, Inc. (“Williams”), a natural gas production, gathering, processing and transportation company, where he was responsible for enterprise development and planning. Prior to Williams’ merger with MAPCO, Inc. (“MAPCO”), he served in various management positions since joining MAPCO in 1979. Mr. Wellendorf is qualified to serve on our general partner’s board of directors because of his extensive financial experience in the energy industry.

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF BARRY R. PEARL TO CLASS I AND WALTER R. ARNHEIM AND PATRICK C. EILERS TO CLASS II OF OUR GENERAL PARTNER’S BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Director Independence

The NYSE rules do not require the boards of directors of publicly-traded limited partnerships to be made up of a majority of independent directors. However, all of our directors are independent, with the exception of our Chairman, Don R. Wellendorf, and meet the independence and financial literacy requirements of the NYSE and the Securities and Exchange Commission (“SEC”). Based on all relevant facts and circumstances, our general partner’s board of directors affirmatively determined on January 21, 2010 that our independent directors have no material relationship with us or our general partner and meet the following categorical standards:

•

A director will not be considered independent if the director is, or has been within the last three years, our employee or an employee of our general partner, or if an immediate family member of a director is, or has been within the last three years, an executive officer, of us or our general partner; provided, however, that employment as an interim Chairman or Chief Executive Officer (“CEO”) or other executive officer will not disqualify a director from being considered independent following that employment.

•

A director who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us or our general partner, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), will not be considered independent; provided, however, that the following need not be considered in determining independence under this test: (i) compensation received by a director for former service as an interim Chairman or CEO or other executive officer and (ii) compensation received by an immediate family member for service as an employee (other than an executive officer) of us or our general partner.

•

A director will not be considered independent if (i) the director or an immediate family member is a current partner of a firm that is our internal or external auditor; (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.

•

A director or immediate family member who is, or has been within the last three years, employed as an executive officer of another company where any of our or our general partner’s present executive officers at the same time serves or served on that company’s compensation committee will not be considered independent.

•

A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us or our general partner for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues, will not be considered independent; provided, however, that charitable organizations will not be considered “companies” for purposes of this test.

Risk Oversight

Our general partner’s board of directors oversees our enterprise risk management practices through an annual enterprise risk management assessment and ensures we are adhering to our asset integrity risk program known as the System Integrity Plan (“SIP”). Our SIP is a comprehensive program that helps us identify and minimize the risks inherent in our operations and assets. It is a process-focused approach that defines how we design, construct, operate, maintain and manage our assets. It furthers our commitment to continuous improvement of environmental, health and safety performance. Our Senior Vice President of Operations and Technical Services reports quarterly to our general partner’s board of directors regarding safety and environmental performance.

Our internal audit group annually conducts an enterprise risk assessment based on the “Internal Control” and “Enterprise Risk Management” — Integrated Frameworks issued by the Committee of Sponsoring Organizations of the Treadway Commission, also known as the COSO frameworks. The COSO frameworks effectively identify, assess and assist management and the board in managing the risks our businesses face, including strategic, operations, financial reporting and compliance and corporate governance risks. Our internal audit group presents the results of this enterprise risk management assessment annually to the audit committee of our general partner’s board of directors. The audit committee uses the results of this assessment to set the audit schedule for the internal audit group, which reports to the audit committee on a quarterly basis.

In addition to our annual enterprise risk management assessment and ongoing asset integrity risk program, we have conducted a compliance and ethics risk assessment to identify, validate and perform an analysis of whether or not we have unacceptable exposure to any laws and regulations applicable to our businesses such as environmental, pipeline safety, employment practices and financial reporting rules and regulations. Our Compliance and Ethics Officer uses the results of this assessment to develop focus areas for our Compliance and Ethics Program each year. Our general partner’s board of directors receives an annual report from our Compliance and Ethics Officer as to the actions we have taken in response to the identified focus areas.

Our general partner’s board of director’s has developed a Delegation of Authority policy (“DOA”) that specifically limits the maximum financial obligations that can be committed to by the CEO. In addition, the policy identifies certain transactions or activities that can only be consummated by the board. One authority reserved by the board is the approval of any amendments to our Commodity Management Policy. Our Commodity Management Policy specifically prescribes the type of commodity-related activities that can occur and also prescribes certain maximum commodity exposure limits, above which mitigation plans must be submitted to management. The audit committee periodically receives updates from management on commodity-related activities and also periodically reviews this policy for any needed amendments.

In addition, each quarter in connection with regularly-scheduled board meetings and annually at a strategic planning board meeting, our executive officers report to our general partner’s board of directors on the various material risks facing us and our risk mitigation strategies. Based on the information provided through these various processes, our general partner’s board of directors actively evaluates the risks facing us and provides guidance as to the appropriate risk management strategy.

Meetings of the Board of Directors and its Committees

The board of directors of our general partner held 11 board meetings, seven audit committee meetings, three compensation committee meetings and 22 conflicts committee meetings (all of which were related to the simplification), which is a total of 43 meetings during 2009. During 2009, no director attended fewer than 75% of: (1) the total number of meetings of our general partner’s board of directors held during the period for which he was a director; and (2) the total number of meetings held by all committees of the board on which he served during the periods that he served, with the exception of Robert G. Croyle, who attended two of three meetings since joining our general partner’s board of directors. While serving as a director of the general partner of MGG prior to the simplification, Mr. Croyle’s attendance at board and committee meetings for 2009 was 97%. Our general partner’s board of directors does not have a policy with respect to the board members’ attendance at annual meetings. At our 2009 annual meeting of limited partners, all of our directors were in attendance.

Board Committees

Our general partner’s board of directors has the following two standing committees: (1) audit committee; and (2) compensation committee.

Audit Committee. The members of the audit committee are Walter R. Arnheim, Patrick C. Eilers and Barry R. Pearl. Our general partner’s board of directors has determined that each of these directors meets the independence and financial literacy requirements of the NYSE. Mr. Arnheim is the chairman of the audit committee. Our general partner’s board of directors has determined that Mr. Arnheim is an audit committee financial expert. The audit committee, among other things, reviews our external financial reporting, retains our independent registered public accounting firm, approves and pre-approves services provided by the independent registered public accounting firm and reviews procedures for internal auditing and the adequacy of our internal accounting controls. More information regarding the functions performed by the audit committee is set forth below in the section entitled “2009 Report of the Audit Committee.” Our general partner’s board of directors has adopted a written charter for the audit committee, which is available on our website at www.magellanlp.com.

2009 Report of the Audit Committee

The audit committee of the Board of Directors of Magellan GP, LLC, acting in its capacity as the general partner of Magellan Midstream Partners, L.P. (referred to in this report as the “Partnership”), oversees the Partnership’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

In fulfilling its oversight responsibilities, the audit committee reviewed with management the audited financial statements contained in the Annual Report on Form 10-K for the year ending December 31, 2009. The review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Partnership’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The audit committee reviewed with Ernst & Young LLP their judgment as to the quality, not just the acceptability, of the Partnership’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards.

The audit committee discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards 61, as may be modified or supplemented. The committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Ernst & Young LLP its independence from management and the Partnership.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Dated: February 22, 2010

Submitted By:

Audit Committee

Walter R. Arnheim, Chair

Patrick C. Eilers

Barry R. Pearl

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Committee. The NYSE rules do not require publicly-traded limited partnerships’ boards of directors to have a standing compensation committee. Nevertheless, our general partner’s board of directors has elected to have a compensation committee (our “compensation committee”). The members of our compensation committee are Robert G. Croyle, James R. Montague and James C. Kempner, each an independent member of the board of the directors. Mr. Montague is the chairman of our compensation committee. Our compensation committee makes recommendations to our general partner’s board of directors with respect to all components of our general partner’s executive officers’ compensation, with the exception of benefits, which are provided through a subsidiary, and our independent directors’ compensation. The board of directors of our general partner did not modify or reject in any material way any action or recommendation by our compensation committee during 2009. Our general partner’s board of directors has adopted a written charter for our compensation committee, which is available on our website at www.magellanlp.com.

The primary purpose of our compensation committee is to assist our general partner’s board of directors in fulfilling its responsibility to motivate the executive officers of our general partner and key employees toward the achievement of certain business objectives and to align their focus with the long-term interests of our unitholders by recommending appropriate compensation for these executive officers and key employees. Our compensation committee has the authority to retain and terminate consultants, external counsel or other advisors or experts for this purpose and to determine the terms and conditions of any such engagement, including the authority to approve fees and other retention terms. Our compensation committee also has the authority to authorize, assign and/or delegate matters within its oversight, power or responsibility directly to a subcommittee of our general partner’s board of directors or to employees, subject to limitations imposed by law or any plan or document.

Our compensation committee has historically directly engaged an independent executive compensation consulting firm to assist with the annual evaluation of executive compensation and the appropriate amount of independent director compensation. The independent executive compensation consulting firm retained directly by our compensation committee in 2009 was BDO Seidman, LLP. The consulting firm provides recommended total compensation amounts for each of our general partner’s executive officers and for the independent members of our general partner’s board of directors. BDO Seidman, LLP does not provide any other services to us other than serving as the consultant for our compensation committee. With the exception of our CEO, our general partner’s executive officers do not play a role in determining or recommending the amount or form of executive compensation. Our CEO reviews the recommendations of the consulting firm and provides any further recommendations to our compensation committee regarding the total amount of compensation for our general partner’s executive officers, excluding his own compensation.

Director Nominations

The NYSE rules do not require publicly-traded limited partnerships’ boards of directors to have a standing nominating committee. It is the view of our general partner’s board of directors that it is appropriate for us not to have a standing nominating committee and, in lieu of such a committee, the entire board serves the function of a nominating committee. Each member of our general partner’s board of directors participates in the consideration of director nominees. Our general partner’s board of directors has not adopted a nominating committee charter.

The minimum qualifications that our general partner’s board of directors believes a candidate must meet in order to be recommended for nomination as a director are set forth in our Corporate Governance Guidelines, which have been approved by our general partner’s board of directors and are available on our website at www.magellanlp.com. Our general partner’s board of directors relies on its members to identify and evaluate nominees for director. Nominees recommended by unitholders will be evaluated by our general partner’s board of directors in the same manner as nominees recommended by a member of the board of directors. While our general partner’s board of directors has not adopted a formal policy with respect to director diversity, it considers it important to have a diversity of background, professional experience and education represented on the board and takes into consideration these attributes when evaluating a nominee.

Communications to the Board of Directors

The non-management members of our general partner’s board of directors have an opportunity to meet quarterly following each regularly scheduled board meeting. The presiding director at these non-management board member meetings is Robert G. Croyle. You may send communications to our general partner’s board of directors by calling our Action Line at 1-888-475-9501. All messages received for the board of directors will be forwarded directly to Mr. Croyle.

EXECUTIVE OFFICERS OF OUR GENERAL PARTNER

John D. Chandler, 40, currently serves as Senior Vice President, CFO and Treasurer of our general partner. From June 17, 2003 until September 30, 2009, he served in the same capacities for MGG’s general partner. He was Director of Financial Planning and Analysis and Director of Strategic Development for a subsidiary of Williams from 1999 to July 2002, including working for us since our inception in 2000. Prior to Williams’ merger with MAPCO, Mr. Chandler held various accounting and finance positions since joining MAPCO in 1992.

Lisa J. Korner, 48, currently serves as Senior Vice President, Human Resources and Administration of our general partner. Prior to joining us in November 2002, she served as Executive Director of Human Resources Strategy and Human Resources — Information Services for Williams from July 2001 to November 2002 and served as Director of Human Resources for Williams from October 1999 to July 2001. Ms. Korner also worked in various human resource management positions with MAPCO and Williams since 1989.

Michael N. Mears, 47, currently serves as Chief Operating Officer (“COO”) of our general partner. Prior to joining us in 2002, he served as a Vice President of subsidiaries of Williams from 1996 to 2002. Mr. Mears also worked in various management positions with Williams Pipe Line Company (now known as Magellan Pipeline Company, L.P.) since joining Williams in 1985.

Richard A. Olson, 52, currently serves as Senior Vice President, Operations and Technical Services of our general partner. Prior to joining us in April 2002, he served as a Vice President of subsidiaries of Williams from 1996 to 2002. Mr. Olson also worked in various management positions with Williams Pipe Line Company (now known as Magellan Pipeline Company, L.P.) since joining Williams in 1981.

Brett C. Riley, 40, currently serves as Senior Vice President, Business Development of our general partner. Prior to joining us in June 2003, Mr. Riley served as Director of Mergers & Acquisitions for a subsidiary of Williams from September 2000 until June 2003. He also served as Director of Financial Planning and Analysis for a subsidiary of Williams from 1998 to 2000. Mr. Riley also worked in various financial positions with MAPCO and Williams since 1992.

Lonny E. Townsend, 53, currently serves as Senior Vice President, General Counsel, Compliance and Ethics Officer and Assistant Secretary of our general partner. He served as Senior Vice President, General Counsel, Compliance and Ethics Officer and Secretary of MGG’s general partner from June 17, 2003 until September 30, 2009. Prior to joining us in June 2003, Mr. Townsend was Assistant General Counsel for Williams from February 2001 to June 2003. He also served in various other legal positions with Williams since 1991.

Don R. Wellendorf, 57, is currently the Chairman of the Board of Directors of our general partner and has served as a director, President and CEO of our general partner since November 15, 2002. He also served as Chairman, President and CEO of MGG’s general partner from June 17, 2003 until September 30, 2009. Prior to November 2002, Mr. Wellendorf served as Senior Vice President, Treasurer and CFO of our former general partner. From 1998 to 2002, he served as a Vice President of a subsidiary of Williams. Prior to Williams’ merger with MAPCO, he served in various management positions since joining MAPCO in 1979.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

Our compensation program is administered by our compensation committee. Our compensation program consists of the following four components: (i) base salary; (ii) long-term incentive plan (“LTIP”); (iii) annual non-equity incentive program (“AIP”); and (iv) health and retirement benefits. We do not maintain formal employment agreements with our named executive officers (“NEOs”), thus base salaries and the receipt of awards under the LTIP and the AIP are determined according to various compensation policies and review processes instituted by our compensation committee, as described further below. The receipt of health and retirement benefits is dependent upon the eligibility restrictions of each benefit plan.

The objective of our compensation program is to compensate our NEOs in a manner that: (i) links our executive officers’ compensation to the achievement of our business and strategic goals; (ii) aligns their interests with those of our unitholders; (iii) recognizes individual contributions; and (iv) attracts, motivates and retains highly-talented executives.

Our compensation committee engaged the independent executive compensation consulting firm of BDO Seidman, LLP to assist with the annual evaluation of executive compensation. BDO Seidman, LLP does not provide any other services to us or to our general partner’s board of directors other than serving as the consultant for the compensation committee. The consultant’s role is to assist the compensation committee in: (i) the determination of the appropriate level of compensation for each named executive officer (“NEO”); (ii) the determination of the appropriate level of compensation for the independent directors of our general partner’s board of directors; and (iii) the development of the appropriate level of compensation for achieving the established performance level for each performance metric. Our NEOs include the CEO, the COO, the CFO and the top two other highest paid executive officers of our general partner, all of which are noted within the Summary Compensation Table following this Compensation Discussion and Analysis.

Market Analysis

Our compensation committee, in consultation with BDO Seidman, LLP, utilized third party surveys published by Mercer, Towers Perrin and an industry specific survey conducted by Watson Wyatt to evaluate our NEOs’ compensation. Additionally, peer data of other master limited partnerships (“MLPs”) was obtained and utilized in developing a benchmark for our NEOs’ compensation. The benchmark ultimately selected as the best possible representation of the applicable market was the MLP Market Benchmark, as described below.

MLP Market Benchmark

As in prior years, the MLP Market Benchmark for the 2009 year was defined as 110% of the median compensation of 13 MLPs. These MLPs were chosen because they had a market capitalization of $1 billion to $10 billion, they were in businesses similar to ours and/or they were companies with which we compete for employees. The MLP Market Benchmark was set at 110% of the median compensation of the peer MLPs because more than half of the MLPs’ compensation structures are suppressed reflecting their dependence on parent organizations for services and management as opposed to our stand-alone organization.

The MLP Market Benchmark for the 2009 year was comprised of the following MLPs: Alliance Resource Partners, L.P., AmeriGas Partners, L.P., Buckeye Partners, L.P., Crosstex Energy, L.P., Enbridge Energy Partners, L.P., Energy Transfer Partners, L.P., Enterprise Products Partners L.P., Ferrellgas Partners, L.P., MarkWest Energy Partners, L.P., NuStar Energy L.P., Plains All American Pipeline, L.P., Sunoco Logistics Partners L.P. and TEPPCO Partners, L.P.

Internal Analysis

In addition to the MLP Market Benchmark, our compensation committee reviewed internal tally sheets to evaluate the appropriate amount of each NEO’s compensation based on the wealth accumulation of each individual NEO. The compensation committee felt the wealth accumulated by our NEOs was in line with the increase in unitholders value and was, therefore, appropriate. Internal pay equity percentages of the CEO’s total compensation compared to the NEOs’ total compensation, as well as to each level of compensation in the organization, were also evaluated and determined to be appropriate by our compensation committee.

Base Salary

Base salary for each NEO was derived from MLP Market Benchmark data with respect to base salaries for each position and was set at amounts that are deemed competitive in the various labor markets where we compete for executive talent. In evaluating 2009 base salaries for our NEOs, our compensation committee determined that the majority of the base salaries of our NEOs were significantly lower than the MLP Market Benchmark. This finding was consistent with previous years’ evaluations. However, due to uncertainty in the economy, the compensation committee held the NEOs’ salary increases, including our CEO’s salary, to an increase equal to the same level as all other employees in the organization, at 3%, and chose not to make additional market adjustments in 2009.

Long-Term Equity Incentive Compensation

Our LTIP is designed to: (i) aid in the retention of key employees who are important to the success of our organization; (ii) motivate employee contributions toward long-term growth through ownership in our organization; and (iii) align potential increases in compensation to long-term increases in unitholders value. Our compensation committee believes it is important to place a significant amount of the total compensation for the NEOs at risk in the form of long-term variable incentive compensation instead of base pay, thereby subjecting a significant percentage of the NEOs’ compensation to risks that are similar to the risk experienced by our unitholders. The compensation committee further believes that properly structured performance-based compensation will encourage long-term management strategies that will benefit our unitholders. All awards granted to our NEOs under the terms of our LTIP have been in the form of phantom units without distribution equivalent rights (“Phantom Units”). It has been the practice of our compensation committee to grant Phantom Units to our NEOs during the first quarter of each year, after our compensation committee has established appropriate performance metrics.

Phantom Unit awards are subject to forfeiture if employment is terminated for any reason other than for retirement, death or disability prior to the vesting date. If an award recipient retires, dies or becomes disabled prior to the end of the vesting period, the recipient’s grant will be prorated based upon the completed months of employment during the vesting period and the award will be paid at the end of the vesting period. The awards do not have an early, or accelerated, vesting feature except when there is a change-in-control of our general partner combined with an associated constructive termination. The change-in-control provisions of our LTIP are discussed in the section below entitled “Termination or Change-in-Control Provisions” in this Compensation Discussion and Analysis. At the end of the vesting period, the awards will vest and be paid to the recipients, subject to a 20% discretionary adjustment for personal performance to be determined by our compensation committee.

2009 Phantom Unit Awards

Our compensation committee used the MLP Market Benchmark to develop appropriate LTIP payout targets for each NEO that would enable us to remain competitive on a total compensation basis. Phantom Unit awards were granted to each NEO in 2009 and are subject to meeting a performance metric and a vesting period ending December 31, 2011. Details of the individual awards are included in the “Grants of Plan-Based Awards” table and potential change-in-control or employment termination treatment is discussed in the “Potential Payments upon Termination or Change-in-Control” table in this proxy statement. The table below reflects the 2009 Phantom Unit award payout target for each NEO expressed as a percentage of their annual base salary.

NEO	2009 Phantom Unit Payout Target
Don R. Wellendorf, CEO	150%
Michael N. Mears, COO	120%
John D. Chandler, CFO	100%
Richard A. Olson	75%
Lonny E. Townsend	75%

For the 2009 Phantom Unit awards, our compensation committee continued its prior practice of utilizing the performance metric of distributable cash flow (“DCF”) per limited partner unit as the appropriate measure to link the NEOs’ increase in value to that realized by our unitholders. Our compensation committee utilizes this long-term outlook on business performance by measuring the DCF per limited partner unit in the third year of the three-year vesting period as the performance metric. Additionally, in order to focus the NEOs on the business objective of year-over-year growth in cash flow generated by our core businesses, the performance metric excludes the impact of certain commodity-related activities. When actual results are at or below threshold, the payout percentage will be 0%. When actual results are at target, the payout percentage is 100%, and when actual results are at stretch, the payout percentage maximum is 200%. The payout percentage for results between threshold and stretch are interpolated.

Changes to Outstanding Phantom Unit Awards

The threshold, target and stretch performance levels for all outstanding Phantom Unit awards were adjusted by our compensation committee in October 2009 to reflect the impact of the simplification on our DCF per unit. The simplification does not change our DCF other than an immaterial change in general and administrative costs. However, the portion of DCF previously allocated to our general partner is now allocated to our limited partners.

On a per unit basis, the amount of additional cash initially available to our limited partners is more than offset by additional units issued as part of the simplification. The adjustments to the performance metric targets eliminate the impact of the initial dilution from the simplification.

The adjusted performance metric targets were as follows:

2007 Phantom Unit Award — 2009 Tranche

Metric	Threshold	Target	Stretch
2009 DCF excluding commodity-related activities (per limited partner unit outstanding)	$2.14	$2.43	$2.58

2008 Phantom Unit Award

Metric	Threshold	Target	Stretch
2010 DCF excluding commodity-related activities (per limited partner unit outstanding)	$2.30	$2.58	$2.89

2009 Phantom Unit Award

Metric	Threshold	Target	Stretch
2011 DCF excluding commodity-related activities (per limited partner unit outstanding)	$2.36	$2.65	$2.97

Our compensation committee further adjusted the 2008 Phantom Unit award performance metric targets as a result of the Longhorn acquisition in 2009. This adjustment was based on our acquisition economics, which predict the acquisition will not be accretive to distributable cash flow in the early years following the acquisition, but will become accretive in later years. This adjustment was made because of the unique nature of the Longhorn acquisition, which has the cash flow growth characteristics of an organic growth project. The performance metric targets originally established for the 2008 Phantom Unit awards did not anticipate an acquisition of this nature.

The adjusted performance metric targets are as follows:

2008 Phantom Unit Award

Metric	Threshold	Target	Stretch
2010 DCF excluding commodity-related activities (per limited partner unit outstanding)	$2.18	$2.47	$2.77

The threshold, target and stretch performance metric targets established by our compensation committee are designed to motivate individual performance and should not be considered projections of actual financial performance.

2010 Phantom Unit Awards

In February 2010, our compensation committee granted the 2010 Phantom Unit awards to our NEOs. Our compensation committee believes it is important to not only place a significant amount of the total compensation for the NEOs at risk in the form of long-term performance-based compensation, thereby making a significant percentage of the NEOs’ compensation contingent on performance metrics linked to growth in returns to unitholders, but also provide for the retention of our NEOs. Given the relative position of the total compensation for each NEO compared to the Market Benchmark and to increase focus on our long-term success through the retention of our NEOs, our compensation committee allocated 67% of our NEOs’ 2010 Phantom Unit awards to be based upon long-term performance metrics and allocated 33% as time-based restricted units with a three year cliff vesting period. For the 2010 Phantom Unit awards, our compensation committee continued its prior practice of utilizing the performance metric of distributable cash flow (“DCF”) per limited partner unit as the appropriate measure to link the NEOs’ increase in value to that realized by our unitholders.

A discussion of amounts paid to our NEOs under our LTIP for the 2007 Phantom Unit awards that vested on December 31, 2009 can be found in the section entitled “Units Vested.” Additional information regarding the performance metric targets for the 2009 tranche of the 2007 Phantom Unit awards are described in the “Narrative Disclosure to the Summary Compensation Table” and “Grants of Plan Based Awards Table” of this proxy statement.

Annual Non-Equity Incentive Program

The objective of our AIP is to provide a flexible pay-for-performance reward system that is paid out in cash and linked to our annual financial and operational performance. Our compensation committee establishes a funding metric to ensure that certain levels of profitability are met before any AIP payments are made. Regardless of whether the funding metric is met, funding of our AIP is at the discretion of our compensation committee. Our compensation committee also sets performance metrics that are used to measure results such as profitability, safety and other results. Each performance metric used for our AIP has an established threshold amount below which no payout would be made. This reflects the view of our compensation committee that it is inappropriate to pay annual non-equity incentive compensation for results that do not meet minimum performance expectations.

Our compensation committee utilized the MLP Market Benchmark to establish the appropriate AIP target levels for each NEO and determined no change to the target levels was necessary in 2009. The table below reflects the 2009 AIP target for each NEO expressed as a percentage of their annual salary.

NEO	2009 AIP Target
Don R. Wellendorf, CEO	100%
Michael N. Mears, COO	60%
John D. Chandler, CFO	50%
Richard A. Olson	50%
Lonny E. Townsend	50%

2009 AIP Metrics

The funding and performance metrics of our AIP are the same for all participants, including our NEOs. The performance metrics selected for 2009 included components that could be influenced by most employees within our organization, thereby creating a clear line-of-sight for employees between performance and compensation. Each performance metric was chosen to reflect its importance to the organization and was weighted by our compensation committee to reflect our major financial and operational objectives for the year. Threshold, target and stretch performance levels were set for each performance metric. The threshold, target and stretch performance levels established by our compensation committee were designed to motivate individual performance primarily in our core business and, therefore, should not be considered to be projections of our actual financial performance.

If the initial funding metric is met, payout percentages for each performance metric are determined based on actual results attained for each metric multiplied by the weight assigned to that metric. When actual results are below threshold, the payout percentage is 0%; when actual results are at threshold, the payout percentage is 50%; when actual results are at target, the payout percentage is 100%; and when actual results are at stretch, the payout percentage is 200%. The payout percentage for results between threshold and stretch are interpolated. The payout percentage is then multiplied by the weight of the metric to calculate a payout percentage.

The funding metric for our 2009 AIP was DCF at the level required to maintain our 2009 distributions at the fourth quarter 2008 level. The target established for 2009 was $284.0 million and our actual results for 2009 were $328.4 million. Since our 2009 actual results exceeded the funding metric, our compensation committee exercised its discretion to fund our AIP for 2009. For more information, please see the reconciliation of earnings before interest, taxes, depreciation and amortization (“EBITDA”) less maintenance capital to our 2009 actual results in the sections entitled “Narrative Disclosure to Summary Compensation Table” and “Grants of Plan-Based Awards Table” in this proxy statement.

One financial performance metric for the 2009 AIP was a metric of EBITDA less Maintenance Capital excluding the impact of certain commodity-related activities. A separate financial metric specific to commodity-related activities was created to incentivize growth in cash flow generated by those activities. This metric was given less weight than the other financial metric, reflecting the fact that commodity-related activities are subject to changing market prices, which are not substantially under the control of our employees. The compensation committee originally adopted these financial performance metrics in January 2008, and reaffirmed such metrics in February 2009 to continue the focus on growth in our core businesses. However, for the 2009 year, an overriding financial trigger was adopted to ensure at least a target level payout for the financial performance metrics when overall financial results have significantly exceeded expectations. This trigger allows for the results of the overall financial performance of the company to override the set of individual financial metrics. It is intended to address a possible condition where, even though one of the financial metrics is not met, the overall financial performance of the company is extremely strong.

With respect to our operational performance metrics, our compensation committee continued to focus employees on our environmental and safety performance by measuring lagging indicators such as the Occupational Safety and Health Administration Recordable Incident Rate (“OSHA Recordable IR”) and the number of releases, as we have measured in prior years. In addition, our compensation committee also adopted a comprehensive operational performance metric for 2009. The addition of the comprehensive operational performance metric allowed management to consider indicators such as near miss reports, regulatory audits, internal audits and the proactive efforts of our employees as recorded in our Compliance Management System as recognition of strategic operational performance. Our compensation committee has full discretion as to the payout, if any, under this subjective performance metric.

When an acquisition occurs during the year, the AIP includes a provision stating the financial performance metrics will be adjusted to reflect the economics used to obtain approval of the acquisition. When an internal growth project is approved during the year, the AIP financial performance metrics are not adjusted since growth projects generally require several months to complete. In July 2009, we acquired substantially all of the assets of Longhorn Partners Pipeline, L.P. Because of the unique nature of this acquisition, in particular the start-up characteristics of the acquisition being similar to an internal growth project, the compensation committee decided to treat this acquisition as an internal growth project and did not adjust the AIP financial performance metrics to include the acquisition economics and excluded the actual results related to the Longhorn acquisition when determining the 2009 AIP payout.

The performance metrics and associated weights that were used for the 2009 AIP were as follows:

•

EBITDA less Maintenance Capital (excluding commodity-related activities) — 65% Weight — This metric focused attention on the ultimate means by which our operations provided a return to our limited partners, specifically, generating DCF from our core business. The attainment of target for this metric ensured that we generated sufficient cash flow to maintain or increase the distributions we paid to our unitholders.

•

Commodity-Related Activities — 10% Weight — This performance metric reflects the contribution our commodity-related activities had on the generation of distributable cash, but also recognized that most employees cannot directly impact the performance of these activities and market price changes can significantly influence results.

•

Operational Performance — 15% Weight — This performance metric focused attention not only on the health and safety of employees, but also critically assessed our overall operational performance. Payout under this metric would have been zero if a fatality had occurred related to activities under our control.

•

Safety — OSHA Recordable IR — 5% Weight — This metric focused attention specifically on the health and safety of our employees. Payout under this metric would have been zero if a fatality had occurred related to activities under our control.

•

Environmental — Human Error Releases — 5% Weight — This metric measured the number of releases of one barrel or more due to human error by an employee or a contractor under our control. Payout under this metric would have been zero if a fatality had occurred as a result of a release (regardless of human error).

All payouts under our AIP are eligible for consideration under the terms of the Magellan Pension Plan and the Magellan 401(k) Plan, subject to Internal Revenue Service (“IRS”) limitations.

Benefits

The employee benefits available to eligible participants, including our NEOs, are designed to be competitive within the energy industry and are comprised of a pension plan, 401(k) plan and health and welfare plan. Our NEOs do not participate in a supplemental employment retirement benefit (“SERP”) of any kind.

Termination or Change-in-Control Provisions

None of our NEOs has an employment contract or agreement, whether written or unwritten, that provides for payments at, following or in connection with, any termination of employment or a change-in-control in our general partner other than the same severance plan and other provisions that apply to all other employees. Payments to our NEOs associated with position elimination or a change-in-control of our general partner are provided for under the Magellan Severance Plan and under the LTIP as follows:

•	The Magellan Severance Plan provides severance benefits to eligible participants, including our NEOs, based upon years of service for the following termination events:

o	Position Elimination — Benefits payable to the NEO are two weeks of base salary pay for every complete year of service with a minimum of six weeks of base salary and a maximum of fifty-two weeks of base salary; and

o	Change-in-Control — As defined in the plan, to receive severance pay benefits due to a change-in-control, the NEO must resign voluntarily for good reason or be terminated involuntarily for other than performance reasons within two years following a change-in-control. Benefits payable to the NEO are two weeks of base salary pay for every complete year of service with a minimum of twelve weeks of base salary and a maximum of fifty-two weeks of base salary.

•

The change-in-control provisions of our LTIP state that in the event a participant, including any of our NEOs, resigns voluntarily for good reason or is terminated involuntarily for other than performance reasons within two years following a change-in-control as defined in the LTIP, all awards granted to that NEO will immediately vest and all performance criteria associated with the award grants will be deemed to have been achieved at their maximum level.

In connection with the simplification, a change-in-control occurred as defined in both the Magellan Severance Plan and our 2007 and 2008 Phantom Unit awards. Even though a change-in-control has occurred, our NEOs must resign voluntarily for good reason or be terminated involuntarily for other than performance reasons within two years of the closing of the simplification, September 30, 2009, in order to receive enhanced severance or LTIP payouts.

These levels of severance benefits are provided because they are consistent with the benefits provided by other MLPs with which we compete. In addition, we believe that change-in-control severance benefits help assure continuity of leadership both before and after the effective date of any change-in-control. Additional information and details regarding potential payments to our NEOs can be found in the section below entitled “Potential Payments upon Termination or Change-in-Control.”

Compensation Committee Report

We have reviewed and discussed the foregoing section entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into Magellan Midstream Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2009.

Dated: February 22, 2010

Submitted By:

Compensation Committee

Robert G. Croyle

James C. Kempner

James R. Montague, Chair

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

Summary Compensation Table

The following table provides a summary of the total compensation expense for each of the fiscal years 2007, 2008 and 2009 awarded to, earned by or paid to the NEOs:

Name and Principal Position	Year	Salary	Unit Awards(1)(2)(3)	Non-Equity Incentive Program Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Don R. Wellendorf, CEO and President	2009	$479,769	$727,859	$821,845	$62,748	$14,700	$2,106,921
	2008	$444,231	$706,331	$322,067	$51,007	$31,208	$1,554,844
	2007	$397,115	$146,397	$476,539	$34,932	$32,790	$1,087,773

Michael N. Mears, COO	2009	$351,831	$402,573	$361,612	$25,530	$14,700	$1,156,246
	2008	$313,500	$406,538	$127,622	$21,959	$23,079	$892,698
	2007	$245,384	$61,001	$184,038	$14,448	$22,867	$527,738

John D. Chandler, Senior Vice President, CFO and Treasurer	2009	$319,846	$330,712	$273,948	$16,585	$14,700	$955,792
	2008	$294,231	$322,223	$106,659	$14,827	$38,618	$776,558
	2007	$245,384	$72,439	$184,038	$9,248	$39,690	$550,799

Richard A. Olson, Senior Vice President	2009	$277,200	$223,821	$237,422	$37,922	$14,700	$791,065
	2008	$256,538	$219,600	$92,995	$31,724	$469,440	$1,070,297
	2007	$226,538	$56,122	$169,904	$23,348	$2,086,604	$2,562,516

Lonny E. Townsend, Senior Vice President, General Counsel and Compliance and Ethics Officer	2009	$277,200	$223,821	$237,422	$40,986	$14,700	$794,129
	2008	$256,538	$219,600	$92,995	$35,447	$36,282	$640,862
	2007	$226,538	$56,122	$169,904	$28,178	$35,948	$516,690

(1)	The 2007 Phantom Unit awards contained three, evenly divided, one-year tranches. Our compensation committee set the performance metric for each tranche during the first quarter of each tranche year. Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation required us to disclose the grant date fair value of the 2007 Phantom Unit awards in the year in which the performance metric was set. Therefore, one-third of the 2007 Phantom Unit award is reflected for 2007 (the “2007 tranche”), one-third of the 2007 Phantom Unit award is reflected for 2008 (the “2008 tranche”) and one-third of the 2007 Phantom Unit award is reflected for 2009 (the “2009 tranche”). The 2008 tranche is aggregated with the grant date fair value of the 2008 Phantom Unit awards. Likewise, the 2009 tranche is aggregated with the 2009 Phantom Unit awards. When granting the 2007, 2008 and 2009 Phantom Unit awards, our compensation committee considered the total value of the Phantom Unit awards, as set forth in the following table:

Phantom Unit Awards — Total Value by Year

NEO	2007 Phantom Unit Award	2008 Phantom Unit Award	2009 Phantom Unit Award
Don R. Wellendorf, CEO	$480,000	$675,000	$698,625
Michael N. Mears, COO	$200,000	$300,000	$409,860
John D. Chandler, CFO	$237,500	$300,000	$310,500
Richard A. Olson	$184,000	$195,000	$201,825
Lonny E. Townsend	$184,000	$195,000	$201,825

(2)	The 2008 Phantom Unit awards were modified in January 2009. Immediately prior to this modification, the fair value of the awards was zero. The value of the 2008 Phantom Unit awards included in the Summary Compensation Table able was based on the fair value of the award immediately after the modification, or $27.77 per limited partner unit. The value of the 2008 and 2009 Phantom Unit awards at the grant date assuming that the highest level of performance conditions will be achieved is set forth in the “Outstanding Equity Awards” table below.
(3)	The threshold, target and stretch performance levels for the 2007, 2008 and 2009 Phantom Unit awards were adjusted by our compensation committee in October 2009 to reflect the impact of the simplification on our DCF per limited partner unit. There was no incremental fair value of these awards as determined in accordance with ASC Topic 718 with respect to these modifications.
(4)	Magellan does not offer deferred compensation programs for its NEOs, therefore, this column represents only the change in pension value for our NEOs. See narrative included with the “Pension Benefits” table in this proxy statement for more details.
(5)	During 2007 and 2008, our NEOs participated in the Magellan Health and Welfare Plan on an after-tax basis. A portion of this amount includes the difference between the pre-tax and after-tax cost of obtaining these benefits, the tax gross-up for the loss of the pre-tax treatment and the Magellan 401(k) Plan matching contributions. For 2009, this amount is only the Magellan 401(k) Plan matching contributions of $14,700 for each NEO. Perquisites received by the NEOs, which primarily consist of free parking, were insignificant. The amounts shown for Mr. Olson include payments totaling $2,044,812 in 2007 and $433,711 in 2008 made by MGG Midstream Holdings, L.P., a former affiliate.

Grants of Plan-Based Awards

In February 2009, our compensation committee set the targets and performance metrics for the 2009 AIP. In March 2009, our compensation committee set the performance metrics and granted the 2009 Phantom Unit awards to our NEOs as detailed in the table below. Our compensation committee can, at its discretion, increase or decrease the 2009 Phantom Unit awards by as much as 20% based on the personal performance of the NEO. These awards vest on December 31, 2011 and do not have distribution equivalent rights. Also on March 4, 2009, our compensation committee set the performance metric for the 2009 tranche of the 2007 Phantom Unit awards, which is set forth in the table below. A discussion of the material terms of the 2007 and 2009 Phantom Unit awards and details of the grant date fair value of these awards can be found under the “Narrative Disclosure to Summary Compensation” table and “Grants of Plan-Based Awards” table below.

NEO	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Don R. Wellendorf, CEO	02/10/2009	$239,885	$479,769	$959,538	—	—	—	—
	03/04/2009	—	—	—	—	29,805	59,610	$584,178	(1)
	03/04/2009	—	—	—	—	4,668	9,336	$143,681	(2)

Michael N. Mears, COO	02/10/2009	$105,549	$211,099	$422,197	—	—	—	—
	03/04/2009	—	—	—	—	17,485	34,970	$342,706	(1)
	03/04/2009	—	—	—	—	1,945	3,890	$59,867	(2)

John D. Chandler, CFO	02/10/2009	$79,962	$159,923	$319,846	—	—	—	—
	03/04/2009	—	—	—	—	13,247	26,494	$259,641	(1)
	03/04/2009	—	—	—	—	2,309	4,618	$71,071	(2)

Richard A. Olson	02/10/2009	$69,300	$138,600	$277,200	—	—	—	—
	03/04/2009	—	—	—	—	8,610	17,220	$168,756	(1)
	03/04/2009	—	—	—	—	1,789	3,578	$55,065	(2)

Lonny E. Townsend	02/10/2009	$69,300	$138,600	$277,200	—	—	—	—
	03/04/2009	—	—	—	—	8,610	17,220	$168,756	(1)
	03/04/2009	—	—	—	—	1,789	3,578	$55,065	(2)

(1)	The grant date fair value per limited partner unit of the 2009 Phantom Unit awards was $19.60. Fair value of the awards was calculated as the closing price of our limited partner units on the grant date less the present value of the expected distributions during the three-year vesting period of the award grants. The threshold, target and stretch performance levels for the 2009 Phantom Unit awards were adjusted by our compensation committee in October 2009 to reflect the impact of the simplification on our DCF per limited partner unit. There was no incremental fair value of these awards as determined in accordance with ASC Topic 718 with respect to these modifications. As mentioned in Footnote 1 of the Summary Compensation Table, the value of the unit awards listed in that table differ from the grant date fair value of the unit awards listed in this table. This is because the fair value of the unit awards decreased by 83.6% from the time the number of units were determined by our compensation committee to the date the awards were actually granted to our NEOs.
(2)	The grant date fair value per limited partner unit of the 2009 tranche of the 2007 Phantom Unit awards was $30.78. Fair value of the awards was calculated as the closing price of our limited partner units on the grant date less the present value of the expected distributions during the one-year vesting period of the award grants. The threshold, target and stretch performance levels for the 2009 tranche of the 2007 Phantom Unit awards and the 2008 and 2009 Phantom Unit awards were adjusted by our compensation committee in October 2009 to reflect the impact of the simplification on our DCF per limited partner unit. There was no incremental fair value of these awards as determined in accordance with ASC Topic 718 with respect to these modifications.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

As discussed in the section above entitled “Compensation Discussion & Analysis,” our compensation program consists of the following four components: (i) base salary; (ii) LTIP; (iii) AIP; and (iv) benefits. Please refer to each component’s section of the Compensation Discussion & Analysis above for additional information.

Performance Metrics for the 2007 Phantom Unit Awards

The performance metrics and the actual results and payouts for the 2007, 2008 and 2009 tranches of the 2007 Phantom Unit awards as determined by the compensation committee are shown below:

Metric	Weight	Threshold	Target	Stretch	Results	Calculated Payout Percentage
2007 DCF including commodity-related activities (per limited partner unit outstanding)	33%	$2.47	$2.76	$3.00	$3.01	66.0%
2008 DCF excluding commodity-related activities (per limited partner unit outstanding)	33%	$2.41	$2.64	$2.75	$2.46	7.2%
2009 DCF excluding commodity-related activities (per limited partner unit outstanding)	34%	$2.14	$2.43	$2.58	$2.60	68.0%

Total Payout	100%					141.2%

Details of the actual results associated with the 2007 and 2008 tranches of the 2007 Phantom Unit awards were provided in our 2007 and 2008 proxy statements. The table below provides the details of the actual results related to the 2009 tranche of the 2007 Phantom Unit awards.

Reconciliation of DCF Per Limited Partner Unit Outstanding, Excluding Commodity-Related Activities,

to Net Income for the Fiscal Year Ended December 31, 2009

($ in millions, except per unit amounts)

Net income		$226.5

Add:	Depreciation and amortization and debt placement fee amortization(1)	98.3
	LTIP expense (net of payroll taxes)(1)	6.1
	Asset retirements	5.5
	Indemnified environmental expenditures(2)	5.2
	Unrealized gains on NYMEX contracts and other commodity-related adjustments	24.4
	Other	0.4
Less:	Net maintenance capital(3)	(38.0)

	2009 DCF	328.4
	Commodity-related activities	(68.2)
	Compensation committee adjustments(4)	17.6

DCF — 2009 adjusted actual results for compensation purposes		$277.8

Limited partner units outstanding(5)		106.8

DCF per limited partner unit outstanding for third, one-year tranche of 2007 Phantom Unit awards		$2.60

(1)	Depreciation and amortization, debt placement fee amortization, asset retirements, LTIP expense net of payroll taxes and equity earnings are items that impact net income, but have no impact on DCF.
(2)

During 2004, we and our general partner entered into an agreement with a former affiliate to settle certain of its indemnification obligations to us (see Note 17 — Commitments and Contingencies of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 for further discussion of this matter). As a result of this settlement, we have already been reimbursed for certain environmental and other costs charged against net income. Therefore, these costs, designated as previously indemnified expenses above, have been added back to net income to determine DCF.

(3)	Maintenance capital net of reimbursements from indemnities or insurance.
(4)	In October 2009, our compensation committee chose to exclude the Longhorn acquisition from the actual results for purposes of calculating DCF because of the unique nature of the acquisition, in particular, the start-up characteristics being similar to an internal growth project. In addition, our compensation committee excluded certain general and administrative expenses related to the simplification.
(5)	Limited partner units outstanding represents our 66.9 million common units outstanding prior to the simplification along with (i) an additional 39.6 million of our common units issued as a result of the simplification exchange rate of 0.6325 common units for each MGG common unit outstanding prior to the simplification and (ii) an additional 0.3 million of our common units deemed outstanding as a result of our director’s deferred phantom units and the 2007 Phantom Units awards that vested on December 31, 2009.

Non-Equity Incentive Program Compensation

The 2009 AIP payouts for each NEO are set forth in the Summary Compensation Table in the Non-Equity Incentive Program Compensation column. Once the results of our performance against the AIP metrics were determined, our compensation committee had the discretion to make adjustments to the funding of the payout pool for all participants, including our NEOs. In January 2010, our compensation committee approved the calculated payout percentage of 171.3% for the 2009 AIP by measuring our 2009 actual results against the performance metrics as described in the section entitled “Compensation Discussion and Analysis — Annual Non-Equity Incentive Program” above. The table below provides the weights used for each performance metric of the 2009 AIP, the threshold, target and stretch levels established for 2009 performance, the actual 2009 results achieved and the calculated payout percentages for each metric.

2009 Annual Non-Equity Incentive Program

Performance Metrics and Year-end Result

($ in millions)

Performance Metric	Weight	2009 Results	Threshold	Target	Stretch	Calculated Payout Percentage
EBITDA less Maintenance Capital	65%	$338.1	$292.7	$323.7	$339.7	123.5%
Commodity-Related Activities	10%	$68.2	$38	$48	$60	20.0%
Operational Performance	15%	Target	-----Discretionary-----			15.0%
Safety — OSHA Recordable IR	5%	1.12	2.2	1.3	.98	7.8%
Environmental — Human Error Releases	5%	6	8	6	4	5.0%

,	100%	Total Calculated Payout Percentage				171.3%

The reconciliation of the 2009 AIP financial performance metric disclosed above to amounts presented in our consolidated financial statements is provided below (in millions):

EBITDA less Maintenance Capital:
Net income — fiscal year 2009		$226.5
Add:	Depreciation, amortization and debt placement fee amortization(1)	98.3
	LTIP expense (net of payroll taxes)(1)	6.1
	Asset retirements(1)	5.5
	Indemnified environmental expenditures(1)	5.2
	Unrealized gains on NYMEX contracts	24.4
	Other	0.4
Less:	Net maintenance capital(2)	(38.0)

	2009 DCF	328.4
Less:	Commodity-related activities	(68.2)
Add:	Interest expense(3)	68.9
	Compensation committee adjustments(4)	9.0

EBITDA less Maintenance Capital — 2009 adjusted actual results for compensation purposes		$338.1

(1)	These cost categories are non-cash charges against net income; therefore, these costs were added back to net income for purposes of determining this performance metric.
(2)	Maintenance capital shown is net of reimbursements from indemnities or insurance.
(3)	This cost category is excluded from the determination of this performance metric.
(4)	In October 2009, our compensation committee chose to exclude the Longhorn acquisition from the actual results for purposes of calculating this performance metric because of the unique nature of the acquisition, in particular, the start-up characteristics being similar to an internal growth project. In addition, our compensation committee excluded certain general and administrative expenses related to the simplification.

Once the total calculated payout amount was approved and funded, our compensation committee had discretion to make adjustments to 50% of the individual payout for each NEO. This adjustment, if applied, can range from 0% to 200% of this portion of the payout. For 2009, our compensation committee made no discretionary adjustments to our NEOs’ AIP payouts. The calculations for the 2009 NEOs’ AIP payouts are as follows:

NEO	2009 Actual Annual Base Salary (a)	2009 AIP Target (b)	2009 Total Calculated Payout Percentage (c)	2009 Calculated Payout Amount (a)*(b)*(c)
Don R. Wellendorf, CEO	$479,769	100.0%	171.3%	$821,845
Michael N. Mears, COO	$351,831	60.0%	171.3%	$361,612
John D. Chandler, CFO	$319,846	50.0%	171.3%	$273,948
Richard A. Olson	$277,200	50.0%	171.3%	$237,422
Lonny E. Townsend	$277,200	50.0%	171.3%	$237,422

Outstanding Equity Awards at Fiscal Year-End

The following table reflects the number and value of the unvested 2008 and 2009 Phantom Unit awards granted to our NEOs that were outstanding at December 31, 2009:

NEO	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Maximum Market Payout Value of Unearned Units that Have Not Vested(2) ($)
Don R. Wellendorf, CEO:
2008 award grant(3)	19,509	$845,325	$1,690,650
2009 award grant(4)	29,805	1,291,451	2,582,901

Total	49,314	$2,136,776	$4,273,551

Michael N. Mears, COO:
2008 award grant(3)	10,521	$455,875	$911,750
2009 award grant(4)	17,485	757,625	1,515,250

Total	28,006	$1,213,500	$2,427,000

John D. Chandler, CFO:
2008 award grant(3)	8,671	$375,714	$751,429
2009 award grant(4)	13,247	573,993	1,147,985

Total	21,918	$949,707	$1,899,414

Richard A. Olson:
2008 award grant(3)	5,636	$244,208	$488,416
2009 award grant(4)	8,610	373,071	746,143

Total	14,246	$617,279	$1,234,558

Lonny E. Townsend:
2008 award grant(3)	5,636	$244,208	$488,416
2009 award grant(4)	8,610	373,071	746,143

Total	14,246	$617,279	$1,234,558

(1)	Represents the market value of the unvested and unearned phantom units based on the price per unit of our common units of $43.33, which was the closing market price on December 31, 2009.
(2)	The actual DCF per limited partner unit for 2009, excluding any adjustments for the Longhorn acquisition, was between threshold and target for both the 2008 and 2009 Phantom Unit awards. Therefore, the payout values included in this column assume a target payout.
(3)	Award grant vests on December 31, 2010.
(4)	Award grant vests on December 31, 2011.

Units Vested

The 2007 Phantom Unit awards granted to our NEOs vested on December 31, 2009. Based on adjusted actual results described above, the total calculated payout value of these awards for each of our NEOs at December 31, 2009 was as follows:

NEO	2007 Tranche of 2007 Phantom Unit Award	2008 Tranche of 2007 Phantom Unit Award	2009 Tranche of 2007 Phantom Unit Award	Total 2007 Phantom Unit Award
Don R. Wellendorf, CEO	4,531	4,531	4,668	13,730
Michael N. Mears, COO	1,888	1,888	1,945	5,721
John D. Chandler, CFO	2,242	2,242	2,309	6,793
Richard A. Olson	1,737	1,737	1,789	5,263
Lonny E. Townsend	1,737	1,737	1,789	5,263

NEO	Total 2007 Phantom Unit Award	Overall Payout Percentage	Calculated Unit Award	Unit Adjustment for Personal Performance	Value Realized on Vesting(1)
Don R. Wellendorf, CEO	13,730	141.2%	19,387	0	$840,039
Michael N. Mears, COO	5,721	141.2%	8,078	1,514	$415,621
John D. Chandler, CFO	6,793	141.2%	9,592	0	$415,621
Richard A. Olson	5,263	141.2%	7,431	0	$321,985
Lonny E. Townsend	5,263	141.2%	7,431	0	$321,985

(1)	Represents the market value of the vested phantom units based on the price per unit of our common units of $43.33, which was the closing market price on December 31, 2009.

Once the total calculated unit award above was determined, our compensation committee had the discretion to make adjustments of up to 20% of that amount. This adjustment, if applied, could have ranged from 0% to 200% of this portion of the calculated payout. For the 2007 Phantom Unit award payouts, our compensation committee elected to make a discretionary adjustment to our COO’s award to recognize the additional responsibilities he had assumed since the initial award was granted.

All payouts under our LTIP are excluded for consideration under the terms of our pension plan and the Magellan 401(k) Plan. While we encourage equity ownership by our NEOs, we have no policies requiring equity ownership or mandatory retention of any unit awards paid to our NEOs. Further, we have no policies which provide protection for our NEOs from any losses which they might sustain as a result of their ownership of our limited partner units.

Pension Benefits

A pension plan exists for certain non-union employees, including our NEOs. This pension plan is a non-contributory, tax-qualified defined benefit plan subject to the Employee Retirement Income Security Act of 1974. This pension plan generally includes salaried employees who have completed at least one year of service. Our NEOs participate in this pension plan on the same terms as other participants.

The pension plan is a final average pay plan. Each participant’s accrued benefit is determined by a formula taking into consideration years of service (including years of service with The Williams Companies, Inc. (“Williams”), a former employer of our NEOs) up to age 65, final average pay and Social Security-covered compensation wages. The benefit is then offset by the benefit payable at normal retirement age from Williams’ pension plan. The benefit is earned by the participant based upon a service ratio, the numerator of which is years of service since December 31, 2003 and the denominator of which is the total years of service possible up to age 65. The formula for the accrued single life benefit payable at normal retirement (age 65) is as follows:

•	1.1% -times- Final Average Pay as of December 31, 2009 -times- Years of Service Projected to Age 65 (including years with Williams)

-plus-

•	0.45% -times- Final Average Pay as of December 31, 2009 in excess of Social Security-Covered Compensation -times- Years of Service Projected to Age 65 (including years with Williams)

-minus-

•	Estimated Frozen Accrued Benefit as of December 31, 2003 Payable from Williams at Age 65

-times-

•	Service Ratio (Years of Service since December 31, 2003/Years of Service Possible After December 31, 2003 up to age 65)

The pension plan offers payment options in the form of a single life annuity, joint and survivor life annuity and/or lump sum.

Compensation eligible for consideration under the plan includes base salary and our AIP awards up to the IRS limits. For 2009, the compensation limit was $245,000. We do not provide a SERP benefit for our NEOs for any reason including compensation limits imposed by the IRS.

The present value of accumulated benefits for our NEOs under the pension plan as of December 31, 2009 was as follows:

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit
Don R. Wellendorf, CEO	Magellan Pension Plan	30	$206,103
Michael N. Mears, COO	Magellan Pension Plan	24	$86,031
John D. Chandler, CFO	Magellan Pension Plan	17	$56,063
Richard A. Olson	Magellan Pension Plan	28	$127,655
Lonny E. Townsend	Magellan Pension Plan	18	$144,882

(1)	Each NEO has six years of credited service with us, which are included in this column.

The present value of accumulated benefits for each NEO was calculated as of December 31, 2009 based upon standard plan assumptions of a 5.79% discount rate and the RP2000 mortality tables. For disclosures of all significant assumptions used by the pension plan, please refer to Note 10 — Employee Benefit Plans of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009. No payments to NEOs under the pension plan were made in 2009.

Potential Payments Upon Termination or Change-in-Control

None of our NEOs have an employment contract or agreement, whether written or unwritten, that provides for payments at, following or in connection with any termination or change-in-control of our general partner. Payments to our NEOs associated with a change-in-control of our general partner are provided for under the Magellan Severance Plan and under the LTIP. The amount of compensation payable to each NEO in each termination situation is listed in the table below. For purposes of severance analysis, we assumed: (i) each NEO’s employment was terminated on December 31, 2009; (ii) payouts relative to the 2009 AIP were based on 2009 adjusted actual results; (iii) payouts under the LTIP are based on adjusted actual results if known or target level of performance and $43.33 per unit, the closing price of our limited partner units on December 31, 2009. For more information regarding these potential payouts, please see the section entitled “Compensation Discussion and Analysis — Termination or Change-in-Control Provisions.”

Potential Benefits and Payments Upon Termination or Change-in-Control

As of December 31, 2009

NEO	Potential Benefits and Payments
	Voluntary Termination(1)	Normal or Early Retirement(2)	Involuntary Not for Cause Termination(3)	For Cause Termination(4)	Involuntary or Good Reason Termination (Change-in- Control)(5)	Death or Disability(6)
Compensation and Benefit Plans
Don R. Wellendorf, CEO:
AIP	$821,845	$821,845	$821,845	$821,845	$821,845	$821,845
LTIP	1,204,902	1,204,902	1,204,902	1,204,902	5,463,393	1,204,902
Severance Benefits	—	—	463,500	—	463,500	—
Subsidized COBRA Benefits	—	—	2,296	—	2,296	—

Total	$2,026,747	$2,026,747	$2,492,543	$2,026,747	$6,751,034	$2,026,747

Michael N. Mears, COO:
AIP	$—	$361,612	$—	$—	$—	$361,612
LTIP	—	617,280	—	—	2,922,782	617,280
Severance Benefits	—	—	313,754	—	313,754	—
Subsidized COBRA Benefits	—	—	1,239	—	1,239	—

Total	—	$978,891	$314,993	—	$3,237,775	$978,891

John D. Chandler, CFO:
AIP	$—	$273,948	$—	$—	$—	$273,948
LTIP	—	577,829	—	—	2,488,095	577,829
Severance Benefits	—	—	202,038	—	202,038	—
Subsidized COBRA Benefits	—	—	3,865	—	3,865	—

Total	—	$851,777	$205,903	—	$2,693,999	$851,777

Richard A. Olson:
AIP	$—	$237,422	$—	$—	$—	$237,422
LTIP	—	427,388	—	—	1,690,650	427,388
Severance Benefits	—	—	267,800	—	267,800	—
Subsidized COBRA Benefits	—	—	2,856	—	2,856	—

Total	—	$664,810	$270,656	—	$1,961,306	$664,810

Lonny E. Townsend:
AIP	$—	$237,422	$—	$—	$—	$237,422
LTIP	—	427,388	—	—	1,690,650	427,388
Severance Benefits	—	—	186,300	—	186,300	—
Subsidized COBRA Benefits	—	—	3,865	—	3,865	—

Total	—	$664,810	$190,165	—	$1,880,815	$664,810

(1)	Our CEO is the only NEO currently eligible for retirement and would receive a payout under the terms of the AIP and LTIP in the event that he voluntarily resigned.
(2)	The amounts above assume the NEO retires from the organization at age 55 or later and has at least 5 years of vesting service with the organization.
(3)	Our CEO is the only NEO currently eligible for retirement and would receive a prorated payout of any outstanding LTIP awards under all termination scenarios.
(4)	For Cause Termination — NEOs termination of employment resulted from; (i) willful failure to substantially perform his or her duties, (ii) gross negligence or willful misconduct which results in a significantly adverse effect upon the organization, (iii) willful violation or disregard of the code of business conduct or other published policy of the organization, or (iv) conviction of a crime involving an act of fraud, embezzlement, theft or any other act constituting a felony or causing material harm, financial or otherwise, to the organization. Our CEO is eligible for retirement and would still receive a prorated payout of any outstanding LTIP awards under all termination scenarios.
(5)	A termination within two years of a change-in-control that occurs on an involuntary basis without cause or on a voluntary basis for Good Reason defined in the Magellan Severance Plan and the LTIP.
(6)	Death or Disability — Disability is defined as meeting the requirements for qualification for benefits under the Magellan Long-Term Disability Plan.

Director Compensation Table

Details of amounts earned by the independent members of our general partner’s board of directors for the fiscal year ended December 31, 2009 are as follows:

Name	Retainers and Fees Paid or Deferred	Equity Retainer Paid or Deferred(5)		Nonqualified Deferred Compensation Earnings(6)	Total ($)
Walter R. Arnheim(1)	$4,500	—		$80,102	$84,602
Robert G. Croyle(1)	$4,500	—		$19,182	$23,682
Patrick C. Eilers(2)	$36,000	$25,000		$13,996	$74,996
James C. Kempner(1)	$3,000	—		—	$3,000
James R. Montague	$112,000	$50,010		$52,653	$214,663
George A. O’Brien, Jr.(3)	$117,000	$50,013	(7)	—	$167,013
Barry R. Pearl(4)	$27,000	$25,000		$9,384	$61,384

(1)	As part of the simplification, Messrs. Arnheim, Croyle and Kempner joined our general partner’s board of directors effective September 28, 2009, thus the amounts in the table above have been pro-rated based upon their service to us during the portion of the year applicable to their service.
(2)	Prior to the simplification, Mr. Eilers also served on the board of directors of MGG’s general partner until September 28, 2009. Because he served on both our general partner’s board of directors and MGG’s general partner’s board of directors, he received one-half of his retainers from us and one-half from MGG’s general partner’s board of directors. The amount in the table above reflects only the portion of the retainers paid by us.
(3)	Mr. O’Brien resigned from our general partner’s board of directors effective November 19, 2009.
(4)	Mr. Pearl joined our general partner’s board of directors effective May 26, 2009.
(5)	Amounts reported in this column for equity retainers reflect the aggregate grant date fair value of common units granted pursuant to our LTIP during 2009. Individual grants of common units were provided to the directors as follows:

Director and Date of Grant	Number of Units			Unit Price at Grant ($)	Grant Date Fair Value ($)
Walter R. Arnheim
11/13/09	246	(a	)	$39.77	$9,783
12/01/09	110	(d	)	$40.85	4,494

Total	356				$14,277

Robert G. Croyle
11/13/09	59	(a	)	$39.77	$2,346

Patrick C. Eilers
01/01/09	413	(b	)	$30.21	$12,477
02/13/09	8	(a	)	$35.49	284
05/15/09	10	(a	)	$32.43	324
06/01/09	349	(b	)	$35.76	12,480
08/14/09	15	(a	)	$37.61	564
11/13/09	32	(a	)	$39.77	1,273

Total	827				$27,402

James R. Montague
01/01/09	828	(b	)	$30.21	$25,014
02/13/09	69	(a	)	$35.49	2,449
05/15/09	77	(a	)	$32.43	2,497
06/01/09	699	(b	)	$35.76	24,996
08/14/09	81	(a	)	$37.61	3,046
11/13/09	78	(a	)	$39.77	3,102

Total	1,832				$61,104

Director and Date of Grant	Number of Units			Unit Price at Grant ($)	Grant Date Fair Value ($)
George A. O’Brien, JR.
01/01/09	828	(b	)	$30.21	$25,013

Barry R. Pearl
06/01/09	1,118	(c	)	$35.76	$39,980
08/14/09	21	(a	)	$37.61	790
11/13/09	20	(a	)	$39.77	795
12/01/09	294	(d	)	$40.85	12,010

Total	1,453				$53,575

(a)	These units represent the distribution equivalent values for the total of all deferred units held by each director on the dates that quarterly distributions were paid to our unitholders.
(b)	These units represent 50% of the annual equity retainer ($50,000) that were paid in limited partnership units.
(c)	These units represent 50% of the annual cash retainer ($30,000) and the full amount of the equity retainer paid in partner units.
(d)	These units represent fees for attending board meetings during the period June 1, 2009 through November 30, 2009.
(6)	The amounts reported in this column reflect the aggregate earnings of each director pursuant to the Director Deferred Compensation Plan for the 2009 year, including earnings on MGG deferred compensation converted into our Director Deferred Compensation Plan as a result of the simplification. More detail on the contributions, rollovers and earnings relevant to the Director Deferred Compensation Plan are provided following the narrative discussion below.
(7)	The second installment of Mr. O’Brien’s equity retainer totaling $25,000 was paid in cash.

Narrative to Director Compensation Table

Our general partner’s board of directors, based on the recommendation of the compensation committee, makes all decisions regarding the compensation paid to its independent directors. Our compensation committee, in consultation with BDO Seidman, LLP, reviews and recommends to our general partner’s board of directors the appropriate level of compensation for the independent directors.

In 2009, independent directors of our general partner’s board of directors received: (1) a cash retainer of $30,000; (2) an equity retainer of our limited partner units valued at $50,000 on the grant date; (3) meeting fees of $1,500 for each board of director and committee meeting attended; (4) a $10,000 annual retainer for serving as the chairman of the compensation or conflicts committee; and (5) a $15,000 annual retainer for serving as the chairman of the audit committee. In addition, each director is reimbursed for out-of-pocket expenses in connection with attending board of directors or committee meetings. Each director is indemnified by us for actions associated with being a director of our general partner to the extent permitted under Delaware law.

Independent directors can elect annually to defer payment each component of their compensation. All deferred compensation amounts are credited to the director’s account in the form of phantom limited partner units, with distribution equivalent rights. Of the directors, only Messrs. Arnheim and Pearl elected to defer cash fees for the 2009 year, while only Messrs. Kempner and O’Brien did not defer portions of their equity retainers for the 2009 year.

In connection with our simplification, Messrs. Arnheim, Croyle and Kempner joined our general partner’s board of directors. Due to the service they, and Mr. Eilers, had provided to MGG prior to the simplification, and as allowed by the terms of the LTIP and the Director Deferred Compensation Plan, these directors were allowed to roll over past accounts into the Director Deferred Compensation Plan that benefitted the then-current directors of our general partner. The amounts within the table below reflect the consideration of these directors past service with MGG.

Director Compensation

Nonqualified Deferred Compensation Plan

Name	Beginning Balance January 1, 2009	Transfer from MGG Deferred Compensation Plan	2009 Deferred Compensation	2009 Distribution Equivalents	Market Value Gains/ (Loss)	Ending Balance December 31, 2009
Walter R. Arnheim
Market Value	—	$518,108	$4,500	$9,783	$80,102	$612,493
Number of Units	—	13,779	110	246		14,135

Robert G. Croyle
Market Value	—	$124,509	—	$2,351	$19,182	$146,042
Number of Units	—	3,311	—	59		3,370

Patrick C. Eilers
Market Value	—	$36,549	$25,000	$2,400	$13,996	$77,945
Number of Units	—	971	762	65		1,798

James R. Montague
Market Value	$79,239	—	$50,010	$11,118	$52,653	$193,020
Number of Units	2,622	—	1,527	305		4,454

Barry R. Pearl
Market Value	—	—	$52,000	$1,602	$9,384	$62,986
Number of Units	—	—	1,412	41		1,453

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was our independent registered public accounting firm for our 2009 audit and we expect to engage Ernst & Young LLP to conduct our 2010 audit. In connection with our 2009 audit, we entered into an engagement agreement with Ernst & Young LLP, which sets forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures. A representative of Ernst & Young LLP will attend our annual meeting. The representative will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements for the fiscal years ending December 31, 2008 and 2009, for reviews of our consolidated financial statements included in our Forms 10-Q for 2008 and 2009, for consultation concerning financial accounting and reporting standards during 2008 and 2009, for procedures related to registration statements and other SEC filings in 2008 and 2009 and for an audit of internal control over financial reporting for 2008 and 2009 were $1,202,088 and $1,396,300, respectively.

Audit-Related Fees

There were no fees billed during fiscal years 2008 and 2009 for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit Fees.”

Tax Fees

The aggregate fees billed in fiscal years 2008 and 2009 for professional services rendered by Ernst & Young LLP for tax advice and compliance were $8,119 and $290,316, respectively. These services included consultation concerning tax planning and compliance.

All Other Fees

No fees were billed in fiscal years 2008 and 2009 for products and services provided by Ernst & Young LLP, other than as set forth above.

The audit committee of our general partner’s board of directors has adopted an audit committee charter, which is available on our website at www.magellanlp.com. The charter requires the audit committee to approve in advance all audit and non-audit services to be provided by our independent registered public accounting firm in accordance with the Audit and Non-Audit Services Pre-Approval Policy, which is an appendix to the audit committee charter. All services reported in the Audit, Audit-Related, Tax and All Other Fees categories above were approved by the audit committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of February 24, 2010 the number of our common units beneficially owned by: (1) each person who is known to us to beneficially own more than 5% of our common units; (2) the current directors and the nominees of our general partner’s board of directors; (3) the NEOs of our general partner; and (4) all current directors and executive officers of our general partner as a group. We obtained certain information in the table from filings made with the SEC.

Name and Address of Beneficial Owner, Director, Nominee or NEO	Our Common Units	Percentage of Common Units
Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne(1)	5,336,864	5%
Walter R. Arnheim(2)	1,287	*
Robert G. Croyle(2)	1,879	*
Patrick C. Eilers(2)	522	*
James C. Kempner(2)	11,268	*
James R. Montague(2)	10,976	*
Barry R. Pearl(2)	1,605	*
Don R. Wellendorf(2)	191,397	*
John D. Chandler(2)	109,113	*
Michael N. Mears(2)	95,926	*
Richard A. Olson(2)	36,055	*
Lonny E. Townsend(2)	49,629	*
All Current Directors and Executive Officers as a Group (13 persons)	617,875	*

*	represents less than 1%
(1)	A filing with the SEC on February 12, 2010 indicates that Kayne Anderson Capital Advisors, L.P., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and Richard A. Kayne, an individual, are or may be deemed to be the joint beneficial owners of the number of common units indicated in the table. The address of Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne is 1800 Avenue of the Stars, Second Floor, Los Angeles, California 90067.
(2)	The contact address for our directors and nominees, NEOs and executive officers is One Williams Center, Tulsa, Oklahoma 74172.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The table set forth below provides information concerning the various types of awards that may be issued from the LTIP, including phantom units and performance awards as of December 31, 2009. For more information regarding the material features of the LTIP, please read Note 17 — Long-Term Incentive Plan of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

Plan Category	Number of Securities to be Issued upon Exercise/Vesting of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of this Table)
Equity Compensation Plans Approved by Security Holders	518,821	1,256,971
Total	518,821	1,256,971

(1)	Units delivered pursuant to an award consist, in whole or in part, of units acquired on the open market, from any affiliate, us, any other person or any combination of the foregoing. We have the right to issue new units as part of the LTIP. Awards may also be settled in cash. Units or cash awarded pursuant to the LTIP are granted without payment by the participant. Taxes are withheld from the award to cover the participant’s mandatory tax withholdings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our compensation committee during the last fiscal year were Messrs. Croyle, Eilers, Kempner, Montague, O’Brien and Wellendorf. No member of our compensation committee was an officer or employee of the Partnership or our general partner during fiscal 2009, with the exception of Mr. Wellendorf, Chairman, CEO and President of our general partner. Following the simplification, our general partner’s board of directors reassigned its independent members to its standing committees and Messrs. O’Brien and Wellendorf resigned from our compensation committee effective October 21, 2009 and Mr. Eilers resigned from our compensation committee effective December 4, 2009.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS

AND CERTAIN CONTROL PERSONS

Transactions with Related Persons.

Prior to the simplification, we reimbursed Magellan Midstream Holdings GP, LLC (“MGG GP”) for costs of employees necessary to conduct our operations and administrative functions pursuant to a services agreement. As part of the simplification, MGG GP became our wholly-owned subsidiary; therefore, effective September 28, 2009, we no longer report transactions between us and MGG GP as affiliate transactions. The payroll and benefits accrual associated with the services agreement at December 31, 2008 was $21.9 million and the long-term pension and benefits accrual at December 31, 2008 was $31.8 million.

Because our historical quarterly distributions prior to the simplification exceeded target levels as specified in our partnership agreement, our general partner received approximately 50%, including its approximate 2% general partner interest, of any incremental cash distributed per our limited partner unit. Since MGG owned our general partner during that period, it benefitted from these distributions. Prior to the simplification in September 2009, distributions paid to our general partner during 2009, based on its general partner interest and incentive distribution rights, totaled $70.4 million.

Review, Approval or Ratification of Transactions with Related Persons

Recognizing that related person transactions present a heightened risk of conflicts of interest and/or improper valuation, our general partner’s board of directors has adopted a written policy, which must be followed in connection with all related person transactions involving us or our subsidiaries. Under this policy, any related person transaction may be entered into or continue only if approved as follows:

•	By the conflicts committee of our general partner’s board of directors;

•

If the related person transaction is in the normal course of our business and is (a) on terms no less favorable to us than those generally being provided to or available from unrelated third parties or (b) fair to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us), then the CEO of our general partner has authority to approve the transaction. The CEO’s signature on an authorization for expenditure form with a related person is conclusive evidence of his approval pursuant to the policy. If we will be entering into several transactions of the same type over a period of time with a related person, the CEO may pre-approve all such transactions, but must review such pre-approvals not less than annually; or

•	Any other related person transaction may be approved by a majority of the disinterested directors on our general partner’s board of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers of our general partner and persons who beneficially own more than 10% of our common units to file ownership and changes in ownership reports with the SEC and the NYSE. The SEC regulations also require that a copy of all these filed Section 16(a) forms must be furnished to us by the directors and executive officers of our general partner and persons beneficially owning more than 10% of our common units. Based on a review of the copies of these forms and amendments thereto with respect to 2009, we are aware of one filing on behalf of Mr. Croyle that was late by one day due to technological issues.

CODE OF ETHICS

Our general partner’s board of directors has adopted a code of ethics that applies to our general partner’s principal executive officer, Don R. Wellendorf, and principal financial and accounting officer, John D. Chandler, and a code of business conduct that applies to all officers and directors of our general partner and to our employees. You may view each of these codes on our website at www.magellanlp.com.

UNITHOLDER PROPOSALS FOR 2011

ANNUAL MEETING OF LIMITED PARTNERS

Any common unitholder entitled to vote at our 2011 annual meeting of limited partners can nominate persons for election to the board of directors of our general partner at the annual meeting by complying with the procedures set forth in our partnership agreement within the time frame discussed below. Your ability to nominate persons for election to our general partner’s board of directors is limited by the NYSE listing requirements regarding the independence and experience of directors of our general partner’s board or committees thereof.

In order to nominate persons to our general partner’s board of directors at the 2011 annual meeting, written notice must be delivered to our general partner at One Williams Center, Tulsa, Oklahoma 74172 no later than the close of business on December 22, 2010, nor earlier than the close of business on December 7, 2010. The written notice must include: (1) as to each person whom the unitholder proposes to nominate for election or reelection as a director of our general partner all information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director of our general partner if elected); and (2) as to the unitholder giving the notice: (i) the name and address of such unitholder; and (ii) the class and number of units which are owned by the unitholder.

Any limited partner who wishes to submit a proposal for inclusion in the proxy materials for our 2011 annual meeting must submit such proposal by the dates referred to above or it will be considered untimely. SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to take part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware limited partnership act or the law of any other state in which we are qualified to do business.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s public reference room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-202-551-8090 for further information on the public reference room and its copy charges. We maintain a website at www.magellanlp.com, where we make our SEC filings available.

You may request a copy of the audit and compensation committee charters and Corporate Governance Guidelines of our general partner’s board of directors and our code of ethics, code of business conduct, annual report or SEC filings without charge, or directions to our annual meeting by calling or writing to us at the following address:

Investor Relations Department

Magellan Midstream Partners, L.P.

One Williams Center

Tulsa, Oklahoma 74172

Local phone: (918) 574-7000

Toll-free phone: (877) 934-6571

If you would like to request documents from us, please do so at least 10 business days before the date of the annual meeting in order to receive timely delivery of the documents before the annual meeting.

You should rely only on the information contained in this proxy statement to vote your units at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

The information contained in this document is applicable as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

FORM OF PROXY CARD

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 10:00 a.m., Central Time, on April 21, 2010.

Vote by Internet

• Log on to the Internet and go to www.computershare.com/expressvote.

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X
Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposal – The Board of Directors recommends a vote FOR the nominees listed.

1.	Election of Directors:	For	Withhold

	01 – Walter R. Arnheim	☐	☐

	02 – Patrick C. Eilers	☐	☐

	03 – Barry R. Pearl	☐	☐

B Non-Voting Items

Change of Address - Please print your new address below.	Comments – Please print your comments below.	Meeting Attendance ☐
Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 –Please keep signature within the box.	Signature 2 – Please keep signature within the box.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE ▼

Proxy – Magellan Midstream Partners, L.P.

Notice of 2010 Annual Meeting of Limited Partners

Williams Resource Center

One Williams Center

Tulsa, Oklahoma

Proxy Solicited by Board of Directors for the Annual Meeting – April 21, 2010

Lonny E. Townsend and Don R. Wellendorf, or any of them, each with the power of substitution, are hereby authorized to represent and vote the units of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Limited Partners of Magellan Midstream Partners, L.P. to be held on April 21, 2010 or at any postponement or adjournment thereof.

Units represented by this proxy will be voted by the unitholder. If no such directions are indicated, the Proxies will have authority to vote FOR Walter R. Arnheim, Patrick C. Eilers and Barry R. Pearl.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)